Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

Derby, VT	For immediate release

For more information contact: Richard C. White, Chairman and CEO or Stephen P. Marsh, President and COO at (802)-334-7915

     Community Bancorp., the parent Company of Community National Bank, has reported earnings for the fourth quarter of 2004, of $1,013,798, or $0.27 per share, as compared to $799,740 or $0.21 per share for the same period in 2003. For the year ended 12/31/04, earnings were reported at $3,396,964 or $0.89 per share, compared to $3,798,266 or $1.01 per share for the year ended 12/31/03.

     As of 12/31/04, the Company reported assets of $334,836,494 with total loans of $227,799,788 and deposits of $282,605,871.

     In commenting on the Company's growth and earnings performance, Chairman and CEO Richard White said that while 2003 represented a banner year for the company in terms of home loan activity, that level of activity simply wasn't present in 2004, resulting in less income from the Bank's mortgage operations than in 2003. Commercial lending was quite strong in 2004, however, with commercial loan growth in Orleans, Caledonia and Washington Counties. The Bank closed the year with $22 million in its commercial loan portfolio, up 26% and over $57 million in its commercial real estate portfolio, up 28%.

     Mr. White also noted that the Bank's market share of deposits, as measured by the FDIC as of 6/30/04, grew in three of the four markets in which it operates. In Orleans County deposits increased 1.52%, resulting in a market share of 52.17% in a five-bank market where deposits as a whole shrank .45%. In Caledonia County the Bank's deposits grew 5% to 4.91% market share in a seven-bank market which grew .36%. And in Washington County, deposits grew 23.89% to 1.6% in a seven-bank market which grew at 1.55%. Only in Essex County (Island Pond) did the Bank's market share drop which was inevitable since it used to have 100% market share in one-bank market, and now there is a second bank in Essex County. The Bank's market share in Essex County remains a robust 84.61%.

     Other highlights of 2004 included the Bank's trust company, Community Financial Services Group (CFSG), exceeding 100 million in assets under management; significant loan and deposit growth in both St. Johnsbury and Barre/Montpelier; a number of important management promotions at the bank; and the commencement of a new operations center in Derby.

     The Company's board of directors has declared a cash dividend of $0.17 per share, payable February 1, 2005 to shareholders of record as of January 15, 2005.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.